                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Samsonite Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                              [LOGO APPEARS HERE]

                             SAMSONITE CORPORATION


                                   NOTICE OF

                                     1999

                                ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                            YOUR VOTE IS IMPORTANT!

               PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR
                        PROXY IN THE ENCLOSED ENVELOPE.


                             SAMSONITE CORPORATION
                         11200 East Forty-Fifth Avenue
                            Denver, Colorado 80239

                             SAMSONITE CORPORATION


                                                                    May 13, 1999


Dear Samsonite Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M. Mountain Time at the Embassy Suites Hotel, 4444 North Havana Street, Denver, Colorado on June 30, 1999. Information about the meeting, the nominees for election as directors of the Company and the other proposals to be considered at such meeting are presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

         In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during fiscal year 1999, which ended January 31, 1999. This will be followed by a question and answer period.

         Your participation in the Company's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy card promptly.

         We look forward to seeing you on June 30, 1999.


                                          Sincerely,


                                          Luc Van Nevel
                                          President and Chief Executive Officer

                           NOTICE OF ANNUAL MEETING

                                 May 13, 1999



The Annual Meeting of Stockholders of Samsonite Corporation will be held in the Embassy Suites Hotel, 4444 North Havana Street, in Denver, Colorado on June 30, 1999, at 10:00 A.M. local time for the following purposes:

     1. To elect three Class I directors for a term of three years and until their successors are elected and qualified;

     2. To approve and ratify the appointment of KPMG LLP as independent auditors for fiscal 2000; and

     3. To transact such other business as properly may come before the meeting.


Stockholders of record at the close of business on May 13, 1999, are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the office of Corporate Secretary, Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239, for a period of ten days prior to the meeting.


                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Richard H. Wiley
                                             Secretary

Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado  80239
May 13, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

GENERAL INFORMATION......................................................     1
VOTING OF PROXIES........................................................     1
ATTENDANCE AT ANNUAL MEETING.............................................     2
SHAREHOLDER PROPOSALS....................................................     2
     PROPOSAL 1. Election of Directors...................................     2
                 Directors Meetings and Compensation.....................     3
                 Certain Committees of the Board.........................     3
                 Compliance with Exchange Act Requirements...............     4
     PROPOSAL 2. Approval and Ratification of Appointment
                  of Independent Auditors................................     4
DIRECTORS................................................................     4
EXECUTIVE OFFICERS.......................................................     5
EXECUTIVE COMPENSATION...................................................     6
PERFORMANCE GRAPH........................................................    19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........    20
OTHER MATTERS............................................................    22

                                PROXY STATEMENT


GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Samsonite Corporation ("Samsonite" or the "Company") of proxies to be voted at the Annual Meeting of the Company's stockholders on June 30, 1999. This Proxy Statement, the accompanying proxy card and the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 are being mailed to stockholders on or about May 18, 1999. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and generally will be limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions of the Company's By-laws that require advance notice and disclosure of relevant information.

         The number of voting securities of the Company outstanding on April 30, 1999, the record date for the meeting, was 10,508,457 shares of common stock, par value $.01 per share ("Common Stock"), each share being entitled to cast one vote. Unless otherwise indicated, information presented herein is as of April 30, 1999.


VOTING OF PROXIES

         Since many of the Company's stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card and sign, date and return the card in the enclosed envelope.

         By completing and returning the accompanying proxy card, the stockholder authorizes Steven R. Armstrong and Richard H. Wiley, as designated on the face of the proxy card, to vote all shares for the stockholder. All returned proxy cards that are properly executed will be voted as the stockholder directs. If no direction is given, the executed proxy cards will be voted FOR Proposals 1 and 2 described in this Proxy Statement. A proxy card may be revoked by a stockholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy card, or by attending and voting at the Annual Meeting.

         The holders of all outstanding shares of Common Stock are entitled to vote in person or by proxy on all matters that may come before the meeting. The holders of shares entitled to cast not less than a majority of the votes must be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

         Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Under applicable Delaware law, in tabulating the vote for the election of directors, broker non-votes and directions to withhold will be disregarded and will have no affect on the outcome of the vote.

         The vote required with respect to each of the other matters to be presented at the Annual Meeting, as well as the effect of abstentions and broker non-votes, is set forth in connection with the description of each such matter set forth herein.

ATTENDANCE AT ANNUAL MEETING

         To ensure the availability of adequate space for the Company's stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring a guest. Those unable to attend may request from the Secretary a copy of the report of the proceedings of the meeting.

SHAREHOLDER PROPOSALS

         Other than the matters to be presented by the Company as set forth in the Notice of Annual Meeting, the Company knows of no other matters that properly may be presented at the meeting. Proposals and suggestions received from stockholders are given careful consideration. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2000 Annual Meeting, which is currently expected to be in June of 2000, in accordance with Rule 14a-8 under the Securities Exchange Act 1934, as amended (the "Exchange Act") if they are received by the Company on or before January 31, 2000. Any proposal should be directed to the attention of the Corporate Secretary, Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to April 3, 2000 and in order for a proposal to be timely under the Company's Bylaws it must be received between April 2, 2000 and May 2, 2000.

PROPOSAL 1.  ELECTION OF DIRECTORS

         The Board of Directors is classified into three classes serving staggered three-year terms. The terms of three directors expire in 1999.

         Each nominee will be elected to serve a term of three years expiring in 2002 (Class I), until a successor is elected and qualified.

         Information concerning the nominees for election as directors is presented below. Each nominee has consented to serve as a director if elected. Should any nominee become unable to accept nomination or election, it is intended that the enclosed proxy card will be voted for the election of a nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

         The ages of directors listed below are as of April 30, 1999.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

         Robert L. Rosen. Age 52. Mr. Rosen is Chief Executive Officer of RLR Partners, LLC, a private investment partnership founded in April 1987. Mr. Rosen is a director of the Municipal Advantage Fund, Inc., Municipal Partners Fund, Inc., Municipal Partners Fund II, Inc., the Spring Mountain Group, Mariner Post-Acute Networks, Inc. and WMC Finance Co., and Chairman of the Board of National Financial Partners, Inc.

         Marc J. Rowan. Age 36. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. and of Lion Advisors, L.P. Mr. Rowan is also a director of Vail Resorts, Inc., Quality Distribution, Inc., National Financial Partners, Inc. and NRT Incorporated. Mr. Rowan is also a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School.

         Stephen J. Solarz. Age 58. Mr. Solarz was elected, in 1974, to the House of Representatives from Brooklyn's 13th Congressional District and was re-elected eight times. In the House he served on four committees: Foreign Affairs, Merchant Marine and Fisheries, Intelligence, and the Joint Economic Committee. Mr. Solarz ranked second in seniority on the House Foreign Affairs Committee, where he chaired the Subcommittee on Asian and Pacific Affairs. Since his departure from the House, Mr. Solarz has been: Senior Counselor at APCO Associates, an international public affairs firm; President of Solarz and Associates, a global consulting firm; Chairman of the Central Asian American Enterprise Fund; Vice Chairman of the International Crisis Group; a Distinguished Fellow at the Carnegie Endowment for International Peace; Professor of International Affairs at George Washington University; a Member of the Board of

Directors of the National Endowment for Democracy and National Democratic Institute; and a member of the Council on Foreign Relations and the International Rescue Committee. Mr. Solarz is a director of First Philippine Fund, IRI International, and the Santa Fe Corporation.

DIRECTORS MEETINGS AND COMPENSATION

         During the Company's fiscal year 1999 (the year ended January 31,
1999), the Board of Directors met thirteen times, and acted by unanimous written consent once. Each director attended 75% or more of the meetings of the Board of Directors, except for Mr. Attal who attended 62% of the Board meetings, Mr. Black who attended 62% of the Board meetings, and Mr. Solarz who attended 54% of the Board meetings.

         Each member of the Board of Directors of the Company, other than a director employed by the Company, is entitled to receive a fee of $25,000 per annum for serving on the Board of Directors. In fiscal 1997, the Company adopted the 1996 Directors' Stock Plan whereby Board members may elect to receive a portion of their fees in the Company's Common Stock rather than cash. During fiscal 1999, based on the elections of the directors, approximately 87% of the aggregate directors fees were paid solely in Company shares. In addition, directors are reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a committee thereof.

CERTAIN COMMITTEES OF THE BOARD

         The Board of Directors has standing Audit, Executive, and Compensation Committees. The Board of Directors does not have a standing Nominating Committee.

         AUDIT. During fiscal 1999, the members of the Audit Committee were R. Theodore Ammon, Richard R. Nicolosi, Mark H. Rachesky and Marc J. Rowan. In January 1999, the Audit Committee was reconstituted to include Bernard Attal, Mark H. Rachesky, Marc J. Rowan and Luc Van Nevel. Although the entire Audit Committee did not meet during fiscal 1999, members of the Committee constituting less than a quorum did meet at least three times in fiscal 1999.

         The Audit Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized (i) to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, (ii) to review the plan, scope and results of the annual audit, the independent auditors' letter of comments and management's response thereto and the scope of any non-audit services that may be performed by the independent auditors, (iii) to review the Company's policies and procedures with respect to internal accounting and financial controls and (iv) to review any changes in accounting policy.

         EXECUTIVE. During fiscal year 1999, the members of the Executive Committee were Robert H. Falk, Richard R. Nicolosi, Marc J. Rowan and Luc Van Nevel. Mr. Van Nevel replaced Mr. Nicolosi on the Executive Committee effective August 28, 1998. The Executive Committee met and acted by unanimous consent fourteen times during fiscal 1999.

         The Executive Committee has responsibility for the approval of corporate governance matters requiring action by the Board of Directors.

         COMPENSATION. The Compensation Committee acted by unanimous written consent two times during fiscal 1999. The members of the Compensation Committee during fiscal 1999 were R. Theodore Ammon, Robert H. Falk and Marc J. Rowan. Mr. Ammon resigned from the Board of Directors on October 19, 1998 and his position on the Compensation Committee was not replaced.

         The Compensation Committee is authorized and directed to review and approve the compensation and benefits of the executive officers, to review and approve the annual salary plans, to review management organization and development, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, to administer any stock option plans that may be adopted and the granting of options under such plans, and to review and recommend for the approval of the Board the compensation of directors.

         The Compensation Committee Report begins on page 6.

COMPLIANCE WITH EXCHANGE ACT REQUIREMENTS

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("principal stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, for fiscal 1999, all section 16(a) requirements applicable to officers, directors and principal stockholders were complied with.

PROPOSAL 2. APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors desires to obtain from the Company's stockholders an indication of their approval or disapproval of the Board's action in appointing KPMG LLP as independent auditors of the Company and its subsidiaries for the Company's fiscal year 2000 (year ending January 31, 2000).

         The Board of Directors reviewed the performance of KPMG LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. Based on such review, the Board of Directors approved the appointment of KPMG LLP as independent auditors.

         Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to any questions from stockholders.

         The affirmative vote of a majority of the votes cast with respect to Proposal 2 is required for its approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION, WHICH WILL BE PROPOSED AT THE MEETING:

         "RESOLVED, that the appointment, by the Board of Directors of the Company, of KPMG LLP as independent auditors of the Company and its subsidiary companies, for the fiscal year 2000, be and hereby is approved and ratified."

         In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and cost of making any substitution of auditors, it is contemplated that the appointment for the fiscal year 2000 will be permitted to stand unless the Board finds other good reasons for such a change.

DIRECTORS

         Information regarding the three persons who are nominated for election is provided under PROPOSAL 1 included elsewhere herein. The following directors are serving terms expiring in future years and are not up for election at the 1999 Annual Meeting. The terms of directors Robert H. Falk and Mark H. Rachesky expire in 2000. The terms of directors Bernard Attal, Leon D. Black, Richard R. Nicolosi and Luc Van Nevel expire in 2001.

         Bernard Attal. Age 35. Mr Attal has been a director of the Company since March 1996. Mr. Attal is a Director of Heights Advisors LLC, which acts as a financial advisor and a representative for certain European institutional investors with respect to their investments in the United States. From 1992 to 1995, Mr. Attal was a Vice President at Credit Lyonnais Securities. Prior to 1992, Mr. Attal was Chief Financial Officer of Altus Patrimoine & Gestion, a money management firm. Mr. Attal is a director of New California Life Holdings, Inc., the Florsheim Group, Inc, and Aurora National Life Insurance.

         Leon D. Black. Age 47. Mr. Black has been a director of the Company since 1993. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., and Apollo Investment Fund IV, L.P. (the "Apollo Funds"), private securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments, and of Apollo Real Estate Advisors, L.P., which serves as managing general partner of the Apollo Real Estate Investment Funds, private real estate oriented investment funds. Mr. Black is also a director of Converse, Inc., Vail Resorts, Inc., Telemundo Group, Inc., Sequa Industries, Inc., and United Rentals Industries, Inc.

         Robert H. Falk. Age 60. Mr. Falk has been an officer since April 1992 of Apollo Capital Management, Inc. and Lion Capital Management, Inc., which respectively act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Falk is a limited partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Funds and a limited partner of Lion Advisors, L.P. Prior to 1992, Mr. Falk was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is a director of Alliance Imaging, Inc., Converse, Inc., and the Florsheim Group, Inc.

         Richard R. Nicolosi. Age 51. Mr. Nicolosi has been a director of the Company since May 15, 1996. He served as President and Chief Executive Officer from May 15, 1996 to May 15, 1998. From 1994 to 1996, Mr. Nicolosi was Senior Vice President of Scott Paper Company. From 1992 to 1994, Mr. Nicolosi was President of Nicolosi & Associates, a privately owned business consulting firm. From 1969 to 1992, Mr. Nicolosi was employed by Procter & Gamble in various positions, the latest being President, Pulp and Paper Sector, Corporate Group Vice President, as well as a member of the Executive Committee. He is a member of the Advisory Board of Directors of Domino's Pizza, Inc.

         Mark H. Rachesky, M.D. Age 40. Dr. Rachesky has been a director of the Company since 1993. Dr. Rachesky is the founder of various investment funds which invest in distressed securities, including MHR Capital Partners LP and MHR Institutional Partners LP. He is the principal owner and President of the general partners and investment manager of such investment funds. From February 1, 1990 through June 11, 1996, Dr. Rachesky was employed by Icahn Holding Corporation, where he served as the sole Managing Director the last three years, and in such capacity, acted as Carl C. Icahn's chief investment advisor. From June 1987 to January 1990, Dr. Rachesky was employed by an affiliate of the Robert M. Bass Group, where he was involved in financing and investment activity.

         Luc Van Nevel. Age 52. Mr. Van Nevel was elected as President of the Company in February 1998 and became Chief Executive Officer and a Director in May 1998. Prior to that time, Mr. Van Nevel held various positions including Chief Operating Officer (since September 1997) and President of Samsonite Europe N.V. (since 1989). Since 1984, he has held the additional position of Managing Director of Samsonite Europe N.V. He joined Samsonite Europe N.V. in 1975 as Manager, Financial Planning and progressed to the position of Controller before being promoted to President of Samsonite Europe in 1989. Mr. Van Nevel worked in audit positions with Touche Ross & Co. in Europe for five years before joining Samsonite.

EXECUTIVE OFFICERS

         Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is certain information regarding each named executive officer as of July 31, 1998, except Mr. Nicolosi and Mr. Van Nevel who are also Directors. For information regarding Mr. Nicolosi and Mr. Van Nevel, see "Proposal 1. Election of Directors." Ages given are as of April 30, 1999.

         Thomas R. Sandler. Age 52. Mr. Sandler was appointed President of the Americas division of Samsonite effective March 1998. Prior to that Mr. Sandler was the Chief Financial Officer and Treasurer of Samsonite since May 1, 1995. Prior to joining Samsonite, Mr. Sandler was the managing partner of the Denver office of BDO Seidman, an international public accounting firm, since July 1, 1994. Prior to joining BDO Seidman, Mr. Sandler was an audit and consulting partner in the international public accounting firm of KPMG LLP, specializing in corporate restructurings.

         Mark A. Korros. Age 47. Mr. Korros was appointed President of Samsonite USA and Canada in February 1999. Prior to that Mr. Korros was President of Samsonite Company Stores and had responsibility for Samsonite's Canadian operations. Mr. Korros joined Samsonite in June 1995 as Senior Vice President of the American Tourister Retail Division. Prior to joining Samsonite, Mr. Korros spent 5 1/2 years at Reebok as General Manager Reebok Retail Division. From 1976 to 1989, Mr. Korros was employed by Health-tex children's wear, where he held several sales and marketing positions, including Vice President of Sales.

         Richard H. Wiley. Age 42. Mr. Wiley has been Chief Financial Officer and Treasurer of Samsonite since March 1998. Prior to that Mr. Wiley was Chief Financial Officer of the Americas division of Samsonite and Assistant Treasurer since May 15, 1995. Prior to joining Samsonite, Mr. Wiley was an audit and consulting senior manager with BDO Seidman, an international public accounting firm, since July 1994. Prior to that, Mr. Wiley was with KPMG LLP since 1982, working in the audit and consulting areas.

         Karlheinz Tretter. Age 56. Mr. Tretter was appointed President of Samsonite Europe on October 16, 1997 and additionally as President of Samsonite Asia on February 15, 1998. Prior to that Mr. Tretter was Vice President and Managing Director of Samsonite Europe since May 1994. From 1990 until 1994, Mr. Tretter has served as Vice President of Marketing and/or Sales for Samsonite Europe.

         Carlo Zezza. Age 63. Mr. Zezza has been Senior Vice President of Samsonite since 1990, with responsibility for new products and licensing. Mr. Zezza joined the Company in 1971 from the J. Walter Thompson advertising agency, where he was Vice President serving Samsonite and other accounts. From 1976 to 1983, Mr. Zezza was President, Samsonite Europe, and in 1984 was responsible for Samsonite USA marketing and operations. From 1985 to 1990, Mr. Zezza was President, Delsey USA, a competitor luggage business in the United States.

         Steven R. Armstrong. Age 40. Mr. Armstrong was appointed General Counsel and Assistant Secretary of Samsonite in February 1999. From November 1997 until joining Samsonite, Mr. Armstrong engaged in the private practice of law and taught at the University of Denver School of Law. Prior to that, Mr. Armstrong was a partner in the national law firms, Paul, Hastings, Janofsky & Walker and Baker & Hostetler, successively.

EXECUTIVE COMPENSATION

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company (the "Committee") reviews and approves the salaries and bonuses of the executive officers of the Company as well as all grants of options to purchase shares of Common Stock and other equity-based compensation awards.

                  Objectives.

         The Committee's primary objectives are to retain the best qualified people and to insure that they are properly motivated to have the Company prosper over the long term. In furtherance of the foregoing, the Committee, in establishing the components and levels of compensation for its executive officers, seeks (i) to enable the Company to attract and retain highly qualified executives and (ii) to provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of the stockholders of the Company and to motivate such executives to increase stockholder value by improving corporate performance and profitability.

                  Employment Agreements.

         The Company has entered into employment agreements with certain of its executive officers, including certain of the named executive officers listed in the Summary Compensation Table on page 9. The Committee has considered the advisability of using employment agreements and has determined that the use of employment agreements is in the best interest of the Company because it facilitates (consistent with the Committee's overall objectives) the Company's ability to attract and retain the services of the most highly qualified executive officers. Each such employment agreement separately reflects the terms that the Committee felt were appropriate and/or necessary to retain the services of the particular executive.

               Components of Executive Compensation.

         There are two components of the Company's executive compensation program:

         .     Cash compensation.

         .     Equity compensation.

               Cash Compensation.

         Cash compensation is comprised of base salary and annual cash incentive bonuses. Since, as noted above, certain of the named executive officers of the Company were party to employment agreements with the Company effective during the past fiscal year, their respective cash compensation levels were subject to the provisions of such employment agreements. The Committee subjectively arrived at appropriate base salary compensation levels in the process of negotiating such agreements.

         The Company offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual bonuses that are awarded if the Company attains specified performance goals or if the officer satisfactorily completes certain annual projects approved by the Committee. The Committee believes that making a significant portion of executive officer compensation subject to the Company attaining specified performance goals or the successful completion of specified projects motivates the executive officers to increase their individual efforts on behalf of the Company. The Committee also believes that it is appropriate that the Company's executive officers receive lower compensation when the Company does not attain its specified performance goals and higher compensation when the Company attains such goals.

         Annual bonus amounts for the named executive officers were determined pursuant to terms provided in their respective employment agreements and, as noted above, were conditioned on the Company's attainment of specified performance goals or the officer's satisfactory completion of certain annual projects approved by the Committee.

               Equity Compensation.

         Equity compensation is comprised of stock options, restricted stock awards, and stock bonus awards. Stock option grants reflect the Committee's desire to provide a meaningful equity incentive for the executive to have the Company prosper over the long term. The Committee expects options to continue as a significant component of the executive compensation arrangements of the Company in the future. At January 31, 1999, options to purchase 837,561 shares were held by certain executive officers of the Company as described elsewhere herein. At January 31, 1999, options to purchase 1,615,794 shares by all executives and other employees were outstanding.

         On June 24, 1998, the Company completed a recapitalization (the "Recapitalization") involving the repurchase pursuant to a tender offer of 10.5 million shares of the Company's common stock at a purchase price of $40.00 per share ($420 million in the aggregate), the issuance of $350 million of subordinated notes, the issuance of $175 million of senior redeemable preferred stock, and the refinancing of senior bank indebtedness. As a result of the Recapitalization, the Company determined, with the approval of the Board of Directors, to make an equitable adjustment of the terms of outstanding options held by all employees, for options which remained unexercised after the Recapitalization, including the Named Executives on page 9. The Company allowed employees to accept a $12.50 per share reduction in the option exercise price, or alternatively to surrender options held for a reduced number of options (approximately 42.7% fewer options) at an exercise price equal to the price for the ten trading day period following completion of the Recapitalization, which turned out to be $10.00 per share. New options issued had the same proportionate vesting schedule and performance criteria, if any, as the options surrendered. Exercise prices for those options which received the $12.50 per share reduction could not be reduced to less than 25% of the post tender offer trading price of $10.00, or $2.50 per share. To the extent a $12.50 reduction would have resulted in an exercise price of less than $2.50 per share, the option holder received the right to receive a cash payment when the options become exercisable. The following table summarizes adjustments to options as a result of the foregoing for those Named Executive officers who received option amendments:

                                                   Market
                                     Number of     price of   Exercise
                                     securities    stock at   price at                                Length of
                                     underlying    time of     time of                            original options
                                      options     repricing   repricing     New       New        term remaining at
                                    repriced or      or           or       number   exercise    date of repricing
        Name             Date       amended (#)   amendment   amendment  of options price (a)       or amendment
        ----             ----       -----------   ---------   ---------  ---------- ---------       ------------
Richard R. Nicolosi  July 16, 1998    425,532       $10.00     $18.250    425,532    $5.75              34 mos.
Luc Van Nevel        July 16, 1998     98,619        10.00     $10.875     98,619     2.50              43 mos.
Thomas R. Sandler    July 16, 1998     73,964        10.00     $12.875     73,964     2.50              43 mos.
Thomas R. Sandler    July 16, 1998     24,655        10.00     $35.500     14,132    10.00              51 mos.
Karlheinz Tretter    July 16, 1998     15,780        10.00     $10.875     15,780     2.50              43 mos.
Karlheinz Tretter    July 16, 1998     50,000        10.00     $35.500     28,659    10.00              51 mos.
Carlo Zezza          July 16, 1998     14,000        10.00     $13.875     14,000     2.50              44 mos.
Carlo Zezza          July 16, 1998     15,000        10.00     $35.500      8,598    10.00              51 mos.
Richard H. Wiley     July 16, 1998      7,737        10.00     $13.875      7,737     2.50              44 mos.
Richard H. Wiley     July 16, 1998     12,263        10.00     $35.500      7,029    10.00              99 mos.
Richard H. Wiley     July 16, 1998     10,000        10.00     $39.500      5,732    10.00             102 mos.
Mark Korros          July 16, 1998     11,052        10.00     $13.875     11,052     2.50              45 mos.
Mark Korros          July 16, 1998     23,948        10.00     $35.500     13,727    10.00              99 mos.

(a) In lieu of reduction of option prices below $2.50 per share, Messrs. Van Nevel, Sandler, Tretter, Zezza, Wiley and Korros were paid cash compensation for options which vested and became exercisable through January 31, 1999 of $325,441, $125,738, $32,546, $11,250, $6,962 and
         $9,947, respectively.

              Chief Executive Officer Compensation

         In fiscal 1999, the compensation of Mr. Van Nevel was determined pursuant to the Van Nevel Agreement described in "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

         In fiscal 1999, the Compensation Committee of the Board of Directors consisted of Robert H. Falk and Marc J. Rowan.

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid or awarded to the Chief Executive Officer ("CEO") of the Company, and the other four most highly compensated executive officers of the Company during the last fiscal year (collectively, the "Named Executives") for services rendered in all capacities for the last three fiscal years.

                                                                                       Long-Term Compensation
                                            Annual Compensation                                Awards
                             -------------------------------------------------   ---------------------------------
                                                                      Other      Restricted
                                                                     Annual        Stock            Securities         All Other
                                         Salary        Bonus     Compensation     Awards            Underlying       Compensation
Name/Principal Position      Year(a)       ($)          ($)          ($)           ($)         Options/SARs (#)(i)      ($)(j)
-----------------------      -------     ------       -------     ------------   ---------     -------------------   ------------
Richard R. Nicolosi(b)......   1999     $175,385      $     --        $43,750(e)          --              --             $  3,980
                               1998      600,000            --        150,000(e)          --              --                7,318
                               1997      425,000       500,000        112,500(e)   1,095,000(g)      425,532              109,034

Luc Van Nevel(c)............   1999      422,797       650,000         50,000 (f)         --          40,000              414,548
 President, Director and       1998      252,313       125,000             --             --              --               96,726
 Chief Executive Officer
                               1997      290,980       275,000             --        709,724(h)       98,619              102,704

Thomas R. Sandler...........   1999      325,000        70,000             --             --          20,000              132,514
 President, Samsonite -        1998      200,000       192,000             --             --              --                7,058
 the Americas                  1997      200,000       220,000             --        709,724(h)       88,096                5,968

Karlheinz Tretter(d)........   1999      325,000       105,000             --             --          20,000               65,385
 President, Samsonite          1998      168,023       120,000             --             --              --               15,757
 Europe and Asia               1997      192,667        69,710             --             --          68,107               18,062

Carlo Zezza.................   1999      250,000        40,000             --             --              --               18,031
 Executive Vice-President      1998      200,000        70,000             --             --              --                9,664
                               1997      200,000        90,000             --             --          28,598                9,664

Richard H. Wiley............   1999      206,250       100,000             --             --          15,000               13,547
 Chief Financial Officer,      1998      122,166        70,000             --             --           5,732                5,079
 Treasurer and Secretary       1997      107,497        38,983             --             --          14,766                4,707

----------------------

(a)  Fiscal year ending January 31.

(b) Mr. Nicolosi was succeeded by Mr. Van Nevel as Chief Executive Officer on May 15, 1998.

(c) A portion of Mr. Van Nevel's cash compensation is paid in Belgian francs. His salary, bonuses, and all other compensation amounts, to the extent denominated in Belgian francs ("BF"), have been translated to U.S. dollars at rates of BF36.32, BF35.67, and BF30.93 to the U.S. dollar for the years ended January 31, 1999, 1998, and 1997, respectively. Mr. Van Nevel was president of Samsonite Europe until September 25, 1997 when he was appointed Chief Operating Officer. Mr. Van Nevel was appointed President and Chief Executive Officer effective February 1, 1998.

(d) In fiscal 1999, Mr. Tretter's base salary was paid in various European currencies equivalent to ECU 300,147 (equivalent to US $325,000 at the effective date of Mr. Tretter's employment contract). Prior to fiscal 1999, Mr. Tretter's cash compensation was paid in Deutschemarks (DM). His salary, bonuses, and all other compensation amounts, to the extent denominated in DM, have been translated to U.S. dollars at rates of DM1.72 and DM1.50 to the U.S. dollar for the years ended January 31, 1998 and 1997, respectively.

(e) Consists of amounts paid for a housing allowance at the rate of $12,500 per month.

(f) Consists of amounts paid to Mr. Van Nevel to cover the cost of maintaining a second residence in Denver, Colorado.

(g) The Company issued 60,000 shares of restricted stock to Mr. Nicolosi on May 15, 1996 pursuant to the terms of his employment agreement (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements"). Mr. Nicolosi became fully vested in the shares effective May 15, 1998. In connection with the Recapitalization, Mr. Nicolosi tendered 30,897 of these shares to the Company at $40.00 per share. The aggregate market value of the remaining 29,103 shares held by Mr. Nicolosi at January 31, 1999 was $196,445.

(h) Effective as of May 15, 1996, the Company entered into agreements with Messrs. Van Nevel and Sandler that provide for stock bonuses to each of them of 38,889 shares of common stock. The market value of the stock at May 15, 1996 was $18.25 per share. In connection with the Recapitalization, the Company determined to permit Mr. Van Nevel and Mr. Sandler to tender such shares. As a result, 20,026 shares for each of Mr. Van Nevel and Mr. Sandler were tendered to the Company at $40.00 per share. The remaining shares are subject to the original vesting requirements and the aggregate market value of the remaining stock award shares for each of Messrs. Van Nevel and Sandler is $127,325 at January 31, 1999. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for vesting provisions with respect to the stock bonus shares.

(i) As a result of the Recapitalization, the Company has determined to allow holders of options to either (i) accept a $12.50 reduction of their option exercise prices or (ii) voluntarily surrender such options to the Company and in exchange receive new options to purchase a reduced number of shares of Common Stock (which reflects the number of shares outstanding after the tender offer) at exercise prices equal to the post tender offer trading price, with the same proportion vesting schedule as the options surrendered. The number of Securities Underlying Options/SARs has been adjusted to reflect options surrendered in exchange for a reduced number of options.

(j) Represents the following amounts paid by the Company for the benefit of each of the Named Executives:

                                                                 Life         Cash paid in lieu
                                             Company          insurance        of reduction in
                                         contribution to     premium and       options exercise
Name                          Year(i)      401(k) Plan      excess medical       price (iii)
----                          -------      -----------      --------------       -----------
Mr. Nicolosi ...........       1999         $3,500              $  480             $     --
Mr. Van Nevel(ii) ......       1999             --                  --              325,441
Mr. Sandler ............       1999          5,000               1,776              125,738
Mr. Tretter(ii) ........       1999             --                  --               32,546
Mr. Zezza ..............       1999          5,125               1,656               11,250
Mr. Wiley ..............       1999          5,187               1,308                6,962

(i)   Fiscal year ending January 31.

(ii) Mr. Van Nevel and Mr. Tretter participate in an employee benefit arrangement available to employees of the Company located in Belgium and Germany, respectively, which combines retirement and life insurance benefits based on salary. An amount is contributed by the Company on behalf of such employees in order to purchase insurance contracts that contain both a life insurance and retirement pension provision. In fiscal 1999, $89,107 and $32,839 was contributed on behalf of Mr. Van Nevel and Mr. Tretter, respectively.

(iii) In connection with the Recapitalization completed on June 24, 1998, the Company determined to adjust all options that remained unexercised after the Recapitalization by reducing the exercise price of each option by $12.50, but not to less than 25% ($2.50) of the average trading price for a specified period of time following completion of the Recapitalization ($10.00). If the $12.50 adjustment resulted in the exercise price of an option being reduced to less than $2.50, the option holder has the right to receive cash in lieu of further reduction of the option price as the options vest and become exercisable.

     The following table discloses the grants of stock options during fiscal 1999 to Named Executives.

                      OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                                                                  Potential realizable
                                                                                    value at assumed
                                                                                  annual rates of stock
                                                                                  price appreciation for
                                          Individual Grants                             option term
                     ----------------------------------------------------------   -----------------------
                      Number of      % of Total
                      Securities    Options/SARs     Exercise
                      Underlying     Granted to       or Base
                     Options/SARs   Employees in       Price       Expiration
Name                  Granted (#)   Fiscal Year       ($/Sh)          Date         5% ($)        10% ($)
----                  -----------   -----------       ------          ----         ------        -------
Mr. Luc Van Nevel        40,000        18.35%          9.375      July 15, 2008   236,000        598,000

Mr. Sandler              20,000        9.17%           9.375      July 15, 2008   118,000        299,000

Mr. Tretter              20,000        9.17%           9.375      July 15, 2008   118,000        299,000

Mr. Wiley                15,000        6.89%           9.375      July 15, 2008    88,000        224,000

     The following table discloses, for the Named Executives, information regarding stock options that were held at January 31, 1999.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                             Number of Securities           Value of Unexercised
                                                          Underlying Options/SARs at      in-the-money Options/SARs
                      Shares Acquired      Value             Fiscal Year-End (#)           at Fiscal Year End ($)
Name                  on Exercise (#)    Realized $       Exercisable/Unexercisable      Exercisable/Unexercisable(a)
----                  ---------------    ----------       --------------------------     ----------------------------
Mr. Nicolosi                --               --                       425,532/-0-                     425,532/-0-

Mr. Van Nevel               --               --                     86,895/51,724                 335,000/176,000

Mr. Sandler                 --               --                     77,303/30,793                  251,000/94,000

Mr. Tretter             23,668          334,311                     40,549/23,890                   34,000/66,000

Mr. Zezza                   --               --                      19,798/2,800                   48,000/14,000

Mr. Wiley                   --               --                     13,146/22,352                    26,000/8,000

(a) Total value of options based on fair market value of common stock of $6.75 as of January 31, 1999. There were no awards under long-term incentive plans other than stock options to any Named Executives in fiscal 1999.

PENSION PLAN TABLE

         The U.S. executives are participants in the Samsonite Retirement Income Plan (the "Samsonite Pension Plan") and certain of the executives participate in the Supplementary Executive Retirement Plan (the "SERP"). The Samsonite Pension Plan is a qualified defined benefit plan which provides benefits to the participants retiring at normal retirement age calculated based on years of service and average compensation (as defined by the pension plan), net of offsets for Social Security benefits. The SERP, which is a nonqualified unfunded plan, was adopted on December 1, 1995 and provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums for qualified plans.

         The following table shows the estimated hypothetical annual benefits payable pursuant to the Samsonite Pension Plan and the SERP to persons retiring at their normal retirement age in specified eligible compensation and years of service classifications.

                                         Years of Service
                     --------------------------------------------------------
Remuneration              15         20          25          30         35
------------         -------   --------    --------    --------   --------
$ 125,000            $24,429   $ 32,572    $ 40,715    $ 48,857   $ 57,411
  150,000             30,054     40,072      50,090      60,107     70,536
  175,000             35,679     47,572      59,465      71,357     83,661
  200,000             41,304     55,072      68,840      82,607     96,786
  225,000             46,929     62,572      78,215      93,857    109,911
  250,000             52,554     70,072      87,590     105,107    123,036
  300,000             63,804     85,072     106,340     127,607    149,286
  400,000             75,054    100,072     125,090     150,107    175,536
  450,000             75,054    100,072     125,090     150,107    175,536
  500,000             75,054    100,072     125,090     150,107    175,536
  550,000             75,054    100,072     125,090     150,107    175,536
  600,000             75,054    100,072     125,090     150,107    175,536

         Compensation covered by the above Plans is total cash compensation paid, including any amount contributed under a Section 401(k) plan. The benefits shown above are payable on a life annuity basis and are not subject to any offset amounts.

         Mr. Sandler, Mr. Zezza, and Mr. Wiley have accrued 3, 27, and 3 year(s), respectively, of service credit under the Samsonite Pension Plan and the SERP.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Richard R. Nicolosi. The Company entered into an employment agreement, effective as of May 15, 1996, with Richard R. Nicolosi (the "Nicolosi Agreement"), pursuant to which Mr. Nicolosi served as President and Chief Executive Officer of the Company. The Nicolosi Agreement was for a two-year term and expired on May 15, 1998.

         The Nicolosi Agreement provided Mr. Nicolosi with an annual base salary of $600,000 and an opportunity to receive an annual incentive bonus of up to $500,000 (80% of which was guaranteed for the first year) if the Company attained certain performance goals and Mr. Nicolosi completed certain annual projects prescribed by the Board. In connection with the Nicolosi Agreement, the Company granted Mr. Nicolosi options to purchase 425,532 shares of Common Stock at an exercise price of $5.75 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7) which are fully vested.

         Also, in connection with the performance by Mr. Nicolosi of services pursuant to the Nicolosi Agreement, the Company issued Mr. Nicolosi 60,000 shares of restricted Common Stock (the "Restricted Shares"). The Restricted Shares vested on May 15, 1998.

         Pursuant to a May 16, 1996 stock purchase agreement with Mr. Nicolosi, the Company sold and issued to Mr. Nicolosi 55,000 shares of Common Stock at a purchase price of $18.25 per share (the market price at the date of the sale), for an aggregate purchase price of $1,003,750.

         The Nicolosi Agreement provided Mr. Nicolosi with participation in certain employee benefit plans and arrangements on the same basis as other executive officers of the Company. The Nicolosi Agreement provided for a one-time relocation allowance of $100,000 and a housing allowance at the rate of $12,500 per month.

         The Nicolosi Agreement provides that during Mr. Nicolosi's employment with the Company and for a period of two years thereafter, Mr. Nicolosi will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment. The Nicolosi Agreement also limits the amount of additional shares of Common Stock that Mr. Nicolosi can purchase without the consent of the Board of Directors of the Company, and it restricts him from becoming involved in proxy contests or takeover proposals and certain similar activities with respect to the Company, except on behalf of the Company.

         Luc Van Nevel. The Company entered into an Executive Management Agreement, effective February 1, 1998 (the "Van Nevel Agreement") with Mr. Van Nevel for a four year term beginning on February 1, 1998. Under the Van Nevel Agreement, Mr. Van Nevel is obligated to devote full time to the affairs of the Company, except to the extent that he is required to provide services to Samsonite Europe N.V. ("Samsonite Europe") and its subsidiaries pursuant to the Consulting Agreement (described below). The Van Nevel Agreement provides for an annual base salary of $175,000 and a living allowance not to exceed $50,000 per year to cover actual expenses incurred to maintain a secondary residence near the Company's headquarters in Denver, Colorado. Mr. Van Nevel is entitled to receive an incentive bonus of up to $495,000 if the Company attains certain performance goals and Mr. Van Nevel completes certain annual projects prescribed by the Board. The Van Nevel Agreement provides for an additional bonus of $400,000 payable on January 31, 1999, or such earlier date as the Company terminates the assignment of Goldman, Sachs & Co. in connection with the possible sale of the Company. This bonus was paid in June 1998. The Van Nevel Agreement provides that upon termination by the Company without Cause or by Mr. Van Nevel for Good Reason (each as defined in the Van Nevel Agreement), the Company is required to pay Mr. Van Nevel severance compensation of $500,000. The Van Nevel Agreement provides that during Mr. Van Nevel's employment with the Company and for a period of one year thereafter (unless such employment is terminated by the Company without Cause or by the Executive with Good Reason), he shall not engage in any business activity that is in substantial competition with any of the businesses engaged in by the Company in any of the geographic areas in which business is conducted by the Company during the twelve months preceding the termination of employment.

         On February 1, 1998, Samsonite Europe entered into an Amended and Restated Consulting Agreement (the "Consulting Agreement") with Mr. Van Nevel, which amends and restates a consulting agreement effective January 1, 1990 and amended and restated as of January 1992. Under the Consulting Agreement, Mr. Van Nevel is required to provide consulting services to Samsonite Europe and certain of its subsidiaries. The Consulting Agreement provides for an annual consulting fee of BF9,000,000 (US $283,000 at February 1, 1998). The Consulting Agreement may be terminated by Samsonite Europe with prior written notice. The notice period is based on a formula which takes into consideration, among other things, Mr. Van Nevel's age and length of service at the time the notice is given. If Samsonite Europe fails to give the required notice, the Consulting Agreement provides for the payment of liquidated damages equal to the aggregate consulting fee to which Mr. Van Nevel would have been entitled had the notice period been fully observed. Under certain circumstances the termination of the Van Nevel Agreement will be deemed to be a termination of the Consulting Agreement by Samsonite Europe.

         On February 20, 1996, Mr. Van Nevel was granted options under the Company's 1995 Stock Option and Incentive Award Plan (the "1995 Plan") to purchase 98,619 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7. The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On July 15, 1998, pursuant to the 1999 Plan (the "1999 Plan"), Mr. Van Nevel was awarded options to purchase 40,000 shares of the Company's Common Stock at a price of $9.375 per share, the market price of the Common Stock at the date of the grant. The options, which were granted out of shares reserved for the Company's 1995 Stock Option and Incentive Award Plan, have a ten year term. 20% of the options vest and become exercisable on the date of the grant and an additional 20% vest and become exercisable on the first, second, third, and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the 1999 Plan, Mr. Van Nevel was awarded options to purchase 40,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

         Effective as of May 15, 1996, the Company entered into an agreement with Mr. Van Nevel (the "Van Nevel Share Bonus Agreement") that provides for a stock bonus of 38,889 shares of Common Stock (the "Bonus Shares"). The Bonus Shares vest and are payable if Mr. Van Nevel remains continually employed by the Company through the earlier of the third anniversary of the date of the Van Nevel Share Bonus Agreement and the first anniversary of a Change of Control Event (as defined in the Van Nevel Share Bonus Agreement); provided that if Mr. Van Nevel's employment is terminated prior to such date (i) by reason of death,
(ii) by the Company other than for Cause or Disability, (each as defined in the Van Nevel Bonus Shares Agreement), or (iii) by Mr. Van Nevel for Good Reason (as defined in the Van Nevel Bonus Shares Agreement), then notwithstanding such termination of employment, such Bonus Shares shall be payable not later than 30 days following such termination. The Van Nevel Shares Bonus Agreement also provides that if a Change of Control Event occurs, all options to purchase Common Stock granted to Mr. Van Nevel on February 20, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Van Nevel remains continually employed by the Company through such first anniversary date. In connection with the completion of the Recapitalization in fiscal 1999, the Van Nevel Share Bonus Agreement awarding the Bonus Shares was amended to permit the tender of the Bonus Shares to the Company. As a result, the Company purchased for $40.00 per share 20,026 of the Bonus Shares from Mr. Van Nevel, representing the same percentage of shares accepted in the Recapitalization from other stockholders. The remainder of the Bonus Shares are subject to the original terms of the Van Nevel Share Bonus Agreement (including the vesting provisions thereof).

         Thomas R. Sandler. The Company entered into an employment agreement with Mr. Sandler effective as of February 1, 1998 (the "Sandler Agreement") for a four-year term. The Sandler Agreement provides for an annual salary of $325,000. Mr. Sandler is also entitled to receive an incentive bonus of up to $192,500 based on Company performance and Mr. Sandler's completion of certain annual projects prescribed by the Board. The Sandler Agreement provides for participation of Mr. Sandler in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Sandler Agreement provides that if the Company terminates Mr. Sandler's employment without Cause, or if Mr. Sandler terminates his employment for Good Reason (each as defined in the Sandler Agreement), then (1) the Company will be required to pay Mr. Sandler an amount equal to the lesser of (a) $500,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Sandler Agreement had the Sandler Agreement not been terminated and (2) until Mr. Sandler becomes eligible for coverage under another employer's benefit plans, the Company will allow Mr. Sandler to continue to participate, for the number of months remaining in the term of the Sandler Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Sandler Agreement provides that in the event the agreement continues in effect until the end of its term, and the Company has not offered continued employment to Mr. Sandler on substantially similar terms for an additional term of at least one year, the Company will be required to pay Mr. Sandler $250,000. The Sandler Agreement provides that during Mr. Sandler's employment with the Company and for a period of one year thereafter, Mr. Sandler will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment.

         On February 20, 1996, Mr. Sandler was granted options under the Company's 1995 Plan to purchase 73,964 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Sandler was granted options (the "Sandler Option Agreement") under the Company's 1995 Plan to purchase 14,132 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a six-year term. One third of the options vest and become exercisable beginning on January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Sandler Option Agreement, if a Change in Control Event (as defined in the Sandler Option Agreement) occurs, the options vest and become exercisable on the one-year anniversary of the Change in Control Event, provided that Mr. Sandler remains employed through such date. In addition, if Mr. Sandler's employment is terminated by the Company without Cause or by Mr. Sandler for Good Reason (each as defined in the Sandler Option Agreement), all unvested options vest and become exercisable. On July 15, 1998, pursuant to the 1999 Plan, Mr. Sandler was awarded options to purchase 20,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the 1999 Plan, Mr. Sandler was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

         Effective as of May 15, 1996, the Company entered into an agreement with Mr. Sandler (the "Sandler Share Bonus Agreement") that provides for a stock bonus of 38,889 shares of Common Stock (the "Bonus Shares"). The Bonus Shares vest and are payable if Mr. Sandler remains continually employed by the Company through the earlier of the third anniversary of the date of the Sandler Share Bonus Agreement and the first anniversary of a Change of Control Event (as defined in the Sandler Share Bonus Agreement); provided that if Mr. Sandler's employment is terminated prior to such date (i) by reason of death, (ii) by the Company other than for Cause or Disability, (each as defined in the Sandler Share Bonus Agreement), or (iii) by the executive for Good Reason, (as defined in the Sandler Share Bonus Agreement), then notwithstanding such termination of employment, such Bonus Shares shall be payable not later than 30 days following such termination. The Sandler Share Bonus Agreement also provides that if a Change of Control Event (as defined in the Sandler Share Bonus Agreement) occurs, all options to purchase Common Stock granted to Mr. Sandler prior to May 15, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Sandler remains continually employed by the Company through such first anniversary date. In connection with the completion of the Recapitalization, the Sandler Share Bonus Agreement awarding the Bonus Shares was amended to permit the tender of the Bonus Shares to the Company. As a result, the Company purchased for $40.00 per share 20,026 of the Bonus Shares from Mr. Sandler, representing the same percentage of shares accepted in the Recapitalization from other stockholders. The remainder of the Bonus Shares are subject to the original terms of the Sandler Share Bonus Agreement (including the vesting provisions thereof).

         Karlheinz Tretter. The Company has entered into an employment agreement (the "Tretter Agreement") with Mr. Tretter, effective as of February 1, 1998. Pursuant to the Tretter Agreement, Mr. Tretter will serve as President of Samsonite GmbH for an indefinite term and will provide services to various subsidiaries of Samsonite Europe, as mandated, until January 31, 2002. The Tretter Agreement provides for an annual salary of ECU 300,147 (the equivalent of U.S. $325,000 at February 1, 1998). Mr. Tretter is also entitled to receive an incentive bonus of up to ECU 177,779 (the equivalent of U.S. $192,500 at February 1, 1998) based on Company performance and Mr. Tretter's completion of certain annual projects prescribed by the Board. The Tretter Agreement provides that if the Company terminates Mr. Tretter's employment without Cause, or if Mr. Tretter terminates his employment for Good Reason (each as defined in the Tretter Agreement), then the Company will be required to pay Mr. Tretter the greater of (i) the amount of indemnity which might be due under German local law and (ii) the lesser of (a) ECU 462,180 and (b) the amount of base compensation due under the Tretter Agreement from the date of termination to the expiration date of the Tretter Agreement. Unless German local law changes, this indemnity is expected to exceed that required by German local law. The Tretter Agreement provides that while working for the Company and for a period of one year thereafter, Mr. Tretter will not become active for another company which competes with the Company in Germany or Member States of the European Union.

         On February 20, 1996, Mr. Tretter was granted options under the Company's 1995 Plan to purchase 39,448 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four year period beginning on January 31, 1997. On October 29, 1996, Mr. Tretter was granted options (the "Tretter Option Agreement") under the Company's 1995 Plan to purchase 28,659 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a six-year term. One third of the options vest and become exercisable beginning January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Tretter Option Agreement, if a Change in Control Event (as defined in the Tretter Option Agreement) occurs and Mr. Tretter is terminated for any reason other than for Cause (as defined in the Tretter Option Agreement), all the options granted shall immediately vest and become exercisable. On July 15, 1998, pursuant to the 1999 Plan, Mr. Tretter was awarded options to purchase 20,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of the grant. The options, which were granted under the Company's 1995 Plan, have a ten year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the 1999 Plan, Mr. Tretter was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

         Carlo Zezza. The Company entered into an employment agreement with Mr. Zezza effective as of February 1, 1998 (the "Zezza Agreement") and expiring on March 12, 2001. The Zezza Agreement provides for an annual salary of $250,000. Mr. Zezza is also entitled to receive an incentive bonus of up to $110,000 based on Company performance and Mr. Zezza's completion of certain annual projects prescribed by the Board. The Zezza Agreement provides for participation of Mr. Zezza in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Zezza Agreement provides that if the Company terminates Mr. Zezza's employment without Cause, or if Mr. Zezza terminates his employment for Good Reason (each as defined in the Zezza Agreement), then (1) the Company will be required to pay Mr. Zezza an amount equal to the lesser of (a) $350,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Zezza Agreement had the Zezza Agreement not been terminated and (2) until Mr. Zezza becomes eligible for coverage under another employer's benefit plans, the Company will allow Mr. Zezza to continue to participate, for the number of months remaining in the term of the Zezza Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Zezza Agreement provides that during Mr. Zezza's employment with the Company and for a period of one year thereafter, Mr. Zezza will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment, provided, however, that these provisions shall not prevent Mr. Zezza, subsequent to his retirement from the Company on his 65th birthday or such earlier date as mutually agreed upon by the Company and Mr. Zezza, from being engaged by any person as a consultant in the luggage industry so long as (i) certain confidentiality provisions of the Zezza Agreement are not breached and (ii) the Company shall have given its prior written consent, which shall not be unreasonably withheld.

         On March 28, 1996, Mr. Zezza was granted options under the Company's 1995 Plan to purchase 20,000 shares of the Company's Common Stock at a price of $13.875 per share, of which options for 6,000 shares were exercised on April 2, 1997. The option price for the remaining 14,000 shares was adjusted to $2.50 for the Recapitalization as described under Equity Compensation beginning on page 7. The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Zezza was granted options under the Company's 1995 Plan to purchase 8,598 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of the grant and an additional 20% vest and become exercisable on the second, third, fourth and fifth anniversaries of the date of grant. All the options granted to Mr. Zezza vest and become exercisable upon a Change in Control, as defined in the October 29, 1996 option agreement.

         Richard H. Wiley. The Company entered into an employment agreement with Mr. Wiley effective as of February 1, 1998 (the "Wiley Agreement") for a four-year term. The Wiley Agreement provides for an annual salary of $200,000 until February 1, 1999 and $250,000 per year thereafter until the end of the term. Mr. Wiley is also entitled to receive an incentive bonus of up to $110,000 for the year ended February 1, 1999 and $137,500 per year thereafter based on Company performance and Mr. Wiley's completion of certain annual projects prescribed by the Board. The Wiley Agreement provides for participation of Mr. Wiley in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Wiley Agreement provides that if the Company terminates Mr. Wiley's employment without Cause, or if Mr. Wiley terminates his employment for Good Reason (each as defined in the Wiley Agreement), then (1) the Company will be required to pay Mr. Wiley an amount equal to the lesser of (a) $375,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Wiley Agreement had the Wiley Agreement not been terminated and (2) until Mr. Wiley becomes eligible for coverage under another employer's benefit plans, the Company will allow Mr. Wiley to continue to participate, for the number of months remaining in the term of the Wiley Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Wiley Agreement provides that during Mr. Wiley's employment with the Company and for a period of one year thereafter, Mr. Wiley will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment.

         On March 28, 1996, Mr. Wiley was granted options under the Company's 1995 Plan to purchase 7,737 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Wiley was granted options under the Company's 1995 Plan to purchase 7,029 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of the grant and an additional 20% vest and become exercisable on the second, third, fourth and fifth anniversaries of the date of grant. On July 15, 1998, pursuant to the 1999 Plan, Mr. Wiley was awarded options to purchase 15,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. All the options granted to Mr. Wiley vest and become exercisable upon a Change in Control, as defined in the option agreements. On March 24, 1999, pursuant to the 1999 Plan, Mr. Wiley was awarded options to purchase 25,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

         Mark A. Korros. The Company entered into an employment agreement (the "Korros Agreement") with Mr. Korros, effective as of June 1, 1998 and expiring on January 31, 2002.

         The Korros Agreement provides for an annual base salary (currently $225,000 per year) and provides for participation in the Company's incentive bonus plan with a target bonus of up to 50% of base salary based on Company performance. The Korros Agreement provides for the participation of Mr. Korros in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Korros Agreement provides that if the Company terminated Mr. Korros's employment without Cause, or if Mr. Korros terminated his employment for Good Reason (each as defined in the Korros Agreement), then (1) the Company would be required to pay Mr. Korros an amount equal to the lesser of (a) 150% of the current based salary or (b) the base salary through the expiration date of the Korros Agreement and (2) until Mr. Korros becomes eligible for coverage under another employer's benefit plans, the Company would allow Mr. Korros to continue to participate, for the number of months remaining in the term of the Korros Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans.

         On March 28, 1996, Mr. Korros was granted options under the Company's 1995 Plan to purchase 11,052 shares of the Company's Common Stock at a price of $2.50 per share, as adjusted for the Recapitalization described under Equity Compensation beginning on page 7. 20% of the options vest and become exercisable on the date of the grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Korros was granted options under the Company's 1995 Plan to purchase 13,727 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under Equity Compensation beginning on page 7). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of grant and an additional 20% vest and become exercisable on the second, third, fourth, and fifth anniversaries of the date of grant. Upon a Change of Control (as defined in the October 29, 1996 option agreement), the options, as well as options granted on March 28, 1996, vest and become exercisable. On July 15, 1998, pursuant to the 1999 Plan, Mr. Korros was awarded options to purchase 8,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third, and fourth anniversaries of the grant. On March 24, 1999, pursuant to the 1999 Plan, Mr. Korros was awarded options to purchase 12,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

1995 STOCK OPTION AND INCENTIVE AWARD PLAN (THE "1995 PLAN")

         The Company has reserved 2,550,000 shares for issuance under the 1995 Plan. The 1995 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the plan. Incentive stock options must be issued at exercise prices no less than the fair market value of the Common Stock at the date of the grant. Nonqualified options may be granted at exercise prices at or below the market value, but not at less than 50% of the market value of the Common Stock at the date of the grant. Options granted under the 1995 Plan will vest over a period of not more than ten years as determined by the Compensation Committee.

         At January 31, 1999, options for 973,862 shares were outstanding to various executive officers and other employees under the 1995 Plan at option exercise prices ranging from $2.50 to $16.00 per share. As a result of the Recapitalization in fiscal 1999 whereby the Company purchased 10,500,000 shares of Common Stock, the Company determined to allow holders of options to accept a $12.50 reduction of the option exercise prices or to voluntarily surrender such options to the Company and in exchange receive new options to purchase a reduced number of shares of Common Stock (which reflects the number of shares outstanding after the Recapitalization) at exercise prices equal to the post Recapitalization trading price, with the same proportional vesting schedule as the options surrendered.

FY 1999 STOCK OPTION AND INCENTIVE AWARD PLAN (THE "1999 PLAN")

         The Company has reserved 750,000 shares for issuance under the 1999 Plan. The 1999 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. The 1999 Plan is administered by the compensation Committee which has full authority to determine, among other things, the persons to whom awards under the 1999 Plan will be made, the number of shares of Common Stock subject to the awards, and the specific terms and conditions applicable to awards. Stock options granted under the 1999 Plan will have an exercise period of not more than ten years.

         At January 31, 1999, options for 216,400 shares were outstanding pursuant to the 1999 Plan at an exercise price of $9.375 per share out of shares reserved for the 1995 Plan. At January 31, 1999, options for a total of 1,190,262 shares had been granted out of shares reserved for the 1995 Plan pursuant to the terms of either the 1995 Plan or the 1999 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No current or former officer of the Company served as a member of the Compensation Committee.

PERFORMANCE GRAPH

         The performance graph below compares the cumulative total return to stockholders on June 24, 1994, the date on which the Common Stock was first traded publicly through January 31, 1999, for a holder of Common Stock against the cumulative total return of the Standard & Poor's Midcap 400 Index ("S&P Midcap 400") and a group of peer companies over the same period. However, in reviewing this graph, stockholders should keep in mind the possible affect that the limited trading in the Common Stock may have on the price of such stock and the fact that, in the Company's judgment, there are no directly comparable companies which are publicly traded. The decline in the value of the Company's Common Stock in fiscal 1996 can be partially attributed to the spinoff of Culligan Water Technologies, Inc. on September 12, 1995. The stock price performance depicted in the performance graph is not necessarily indicative of future stock price performance.

         The performance graph assumes $100 was invested on June 24, 1994 and is based on an opening price for the Common Stock of $20.25 per share on June 24, 1994 and closing prices for the S&P Midcap 400 and the common stock of the members of the industry peer group on June 23, 1994. The cumulative total stockholder return is based on share price appreciation plus dividends. The performance index for Samsonite at January 31, 1999 includes the return to an investor for the Recapitalization transaction completed in fiscal 1999. The performance data is presented in the graph and in the table which follows the graph.

                           [LINE GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]


---------------------------------------------------------------------------------------------------------------
                   June 24,     January 31,     January 31,     January 31,     January 31,      January 31,
                     1994          1995            1996            1997             1998            1999
---------------------------------------------------------------------------------------------------------------
Samsonite            $100          $116            $ 46            $195             $158            $118
---------------------------------------------------------------------------------------------------------------
S&P Midcap 400       $100          $105            $137            $168             $211            $247
---------------------------------------------------------------------------------------------------------------
Peer Group           $100          $116            $115            $136             $170            $166
---------------------------------------------------------------------------------------------------------------

         The peer group consists of the following publicly-held branded consumer durables manufacturers: The Coleman Company, Inc., Sunbeam Corporation, The Black & Decker Corporation, Premark International Inc., Rubbermaid Incorporated and Toastmaster Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information about persons known to the Company to be the beneficial owner of more that 5% of the Common Stock, and as to the beneficial ownership of the Common Stock by each of the Company's directors and executive officers and all of the Company's directors and executive officers as a group, as of April 30, 1999. Except as otherwise indicated, to the knowledge of the Company, the persons identified below have sole voting and sole investment power with respect to shares they own of record.

                                                      Number of Shares
   Name and Address of Beneficial Owner             Beneficially Owned          Percent
   ------------------------------------             ------------------          -------
Apollo Investment Fund, L.P.
 c/o Apollo Advisors, L.P.
 2 Manhattan Road
 Purchase, New York 10577

and

Lion Advisors, L.P.                                   3,557,757 (a)             33.86%
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

CIBC Oppenheimer Corp.                                  724,830 (b)              6.45%
 425 Lexington Avenue
 New York, NY  10017

Richard R. Nicolosi                                     577,493 (c)              5.28%
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Mark H. Rachesky                                         39,384                  *
 Mark Capital Partners
 335 Madison Avenue, 26th Floor
 New York, New York 10017

Luc Van Nevel                                            90,865 (d)              *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium

Thomas R. Sandler                                        87,303 (e)              *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Karlheinz Tretter                                        52,514 (f)              *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium

Carlo Zezza                                              24,723 (g)              *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

                                                      Number of Shares
   Name and Address of Beneficial Owner             Beneficially Owned        Percent
   ------------------------------------             ------------------        -------
Mark Korros                                              19,323 (h)              *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Richard H. Wiley                                         14,292 (i)              *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Bernard Attal                                             2,881                  *
 1301 Avenue of the Americas, 38th Floor
 New York, New York 10019

Leon D. Black                                             2,826 (j)              *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Robert H. Falk                                            2,826 (j)              *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Robert L. Rosen                                           2,826                  *
 RLR Partners, L.P.
 825 Third Avenue, 40th Floor
 New York, New York 10022

Marc J. Rowan                                             2,826 (j)              *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Stephen J. Solarz                                            65                  *
 APCO Associates, Inc.
 1615 L Street, N.W., Suite 900
 Washington, DC  20036

All Directors and Executive Officers as a group         920,147 (k)              8.22%

*Less than 1.0%
------------------------

(a) Includes 1,779,234 shares held by Apollo Investment Fund, L.P. ("Apollo") and 1,778,523 shares beneficially held by Lion Advisors, L.P. ("Lion") on behalf of an investment account under management over which Lion has exclusive investment, voting and dispositive power. Lion is affiliated with Apollo Advisors, L.P., the general partner of Apollo Investments. Does not give effect to the issuance of Series Z Convertible Preferred Stock to Apollo in April 1999 that is convertible into 4,235,000 shares of Common Stock. The conversion of such shares is subject to certain conditions.

(b) Represents warrants to acquire Common Stock issued to purchasers of units consisting of 13f% Senior Redeemable Exchangeable Preferred Stock and Warrants to purchase Common Stock, which units were issued on June 24, 1998.

(c) Includes options to purchase 425,532 shares of Common Stock exercisable as of April 30, 1999.

(d) Includes options to purchase 86,895 shares of Common Stock exercisable as of April 30, 1999.

(e) Includes options to purchase 77,303 shares of Common Stock exercisable as of April 30, 1999.

(f) Includes options to purchase 40,549 shares of Common Stock exercisable as of April 30, 1999.

(g) Includes options to purchase 19,798 shares of Common Stock exercisable as of April 30, 1999.

(h) Includes options to purchase 15,931 shares of Common Stock exercisable as of April 30, 1999.

(i) Represents options to purchase 14,292 shares of Common Stock exercisable as of April 30, 1999.

(j) Includes shares issued under the Directors Stock Plan. Does not include shares held by Apollo or Lion. Each of Messrs. Falk and Rowan, directors of the Company, together with Mr. Black, a director of the Company, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., and of Lion Capital Management, Inc., the general partner of Lion, disclaims beneficial ownership of the securities held by Apollo and Lion.

(k) Excludes shares listed above for Apollo and Lion. If such shares were included, the aggregate number of shares beneficially owned by all directors and executive officers as a group would be 4,477,905, representing 40.02%.

OTHER MATTERS

     The Board knows of no other business which will be presented at the Meeting. If other matters properly come before the Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

     The costs of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers or agents of the Company may solicit proxies by telephone. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and may verify the accuracy or marked proxies by contacting record and beneficial owners of the Common Stock. The Company will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials.

P                             SAMSONITE CORPORATION
R                11200 East 45th Avenue, Denver, Colorado 80239
O  This proxy is solicited on behalf of the Board of Directors for the Annual
X                           Meeting on June 30, 1999
Y

     The undersigned shareholder hereby appoints Steven R. Armstrong and Richard
     H. Wiley and each of them, proxies, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned in Samsonite Corporation at the annual meeting of stockholders to be held at the Embassy Suites Hotel, 4444 North Havana Street, Denver, Colorado, at 10:00 A.M. local time, on June 30, 1999, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. IF NO DIRECTIONS ARE GIVEN, THE EXECUTED PROXIES WILL VOTE FOR PROPOSALS 1 and 2 AND AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES THE AUTHORITY GIVEN WITH RESPECT TO ANY EARLIER DATED PROXY SUBMITTED BY THE UNDERSIGNED.

                                                                 ---------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                       SIDE
                                                                 ---------------


(Front Side)

       Please mark
 [X]   votes as in
       this example


      -------------------------------------------------------------------
        The Board of Directors recommends a vote FOR Proposals 1 and 2
      -------------------------------------------------------------------

1. Election of Directors
   NOMINEES:  ROBERT L. ROSEN, MARC J. ROWAN,
              STEPHEN J. SOLARZ

               FOR        WITHHELD
               [_]        [_]


[_] _______________________________________
For all nominees except as noted above.




2. Approval to ratify and approve the           FOR        AGAINST    ABSTAIN
   appointment of KPMG LLP as independent       [_]        [_]        [_]
   auditors of the Company and its
   subsidiaries for the Company's fiscal
   year ending January 31, 2000.

          MARK HERE   [_]
         FOR ADDRESS
          CHANGE AND
         NOTE AT LEFT

     Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If shares are registered in the names of joint tenants for trustees, each tenant or trustee should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.


____________________________   __________  __________________________  _________
Signature                      Date        Signature                   Date


(Back Side)